Exhibit 10.2

SECOND AMENDMENT TO SETTLEMENT AGREEMENT

THIS SECOND AMENDMENT TO SETTLEMENT AGREEMENT (“Second Amendment”), dated as of February 2, 2016 (the “Second Amendment Effective Date”), is entered into between the Pension Benefit Guaranty Corporation (“PBGC”) and AMREP Corporation (“AMREP” and collectively with PBGC, the “Parties”) and further amends the Settlement Agreement entered into and effective on August 30, 2013 by the Parties (“Settlement Agreement”).

WITNESSETH

WHEREAS, PBGC is a wholly-owned United States government corporation and agency of the United States that administers the pension plan insurance program established under Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. § 1301 et seq.; and

WHEREAS, AMREP is an Oklahoma corporation and the sponsor of the Retirement Plan for Employees of AMREP Corporation (“Pension Plan”); and

WHEREAS, in April 2010, AMREP ceased operations at its facility in Louisville, Colorado (“First Cessation of Operations”). In January 2011, AMREP ceased operations at its facility in Mount Morris, Illinois (“Second Cessation of Operations” and collectively with the First Cessation of Operations, the “Cessations of Operations”). As a result of the Cessations of Operations, certain employees who were participants in the Plan were separated from employment; and

WHEREAS, PBGC asserted that the Cessations of Operations were events described in section 4062(e) of ERISA, and that AMREP and the other members of its controlled group, within the meaning of section 4001(a)(14) of ERISA were therefore subject to the provisions of section 4063 of ERISA and liable thereunder to PBGC with respect to the Pension Plan (“Liability”); and

WHEREAS, the Parties entered into that certain Tolling and Forbearance Agreement with respect to the Cessations of Operations on August 13, 2012, and the Parties addressed the Liability by executing the Settlement Agreement, a copy of which is attached hereto as Exhibit 1; and

WHEREAS, in the Settlement Agreement, AMREP agreed, among other things, to secure all unpaid Liability by executing first lien mortgages (“Original PBGC Mortgages”) in favor of PBGC on certain real properties (“Original Mortgaged Properties”); and

WHEREAS, on April 24, 2015, AMREP entered into an agreement (the “Sale Agreement”) to sell the surface of one of the Original Mortgaged Properties located in Brighton, Colorado (such surface of the property being sold (which does not include any mineral (e.g., oil and gas) rights), “Brighton Property”) to Meritage Homes of Colorado, Inc. (“Buyer”) in four sale transactions (collectively, the “Sale”); and

WHEREAS, on July 15, 2015, the Parties entered into that certain First Amendment to the Settlement Agreement (“First Amendment”), a copy of which is attached hereto as Exhibit 2. Under the First Amendment, PBGC accepted a mortgage on property located at 11 Commerce Boulevard in Palm Coast, Florida (the “Palm Coast Property”) in exchange for the release of the Original PBGC Mortgage encumbering the Brighton Property in advance of the closing dates outlined in the Sale Agreement. In further consideration thereof, AMREP agreed to continue to make any payments to the Pension Plan in accordance with Section 2.5 of the Settlement Agreement relating to the sale of the Brighton Property; and

WHEREAS, in October 2015, AMREP sought PBGC’s consent to the transfer of ownership of the Palm Coast Property from Palm Coast Data, LLC f/k/a PCD Acquisition LLC (“PCD”) to Commerce Blvd Holdings, LLC (“NewCo”), a newly formed Florida LLC that is a wholly owned subsidiary of AMREP, for corporate governance purposes. AMREP further sought PBGC’s consent to the transfer of ownership of properties owned by PCD located at10 Commerce Boulevard and 13 Commerce Boulevard (collectively, “Other PCD Properties”), which are subject to Original PBGC Mortgages, to NewCo for similar reasons; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AMREP and PBGC hereby agree as follows:

1.	The Settlement Agreement and First Amendment are fully incorporated by reference herein and shall, as amended hereby, continue in full force and effect. For the avoidance of doubt, nothing in this Second Amendment releases AMREP of any obligations or duties under the Settlement Agreement or First Amendment. Initially capitalized terms used but not otherwise defined in this Second Amendment have the meanings given to them in the Settlement Agreement.

2.	PBGC consents to the transfer of the Palm Coast Property and Other PCD Properties from PCD to NewCo, provided that AMREP abides by all terms and conditions set forth herein.

3.	AMREP shall, at its sole expense, provide to PBGC (i) an acceptable recordable discharge and release of the Replacement Palm Coast Mortgage on the Palm Coast Property (“Palm Coast Release”); and (ii) acceptable recordable discharge and releases of the Original PBGC Mortgages on the Other PCD Properties (“Other PCD Releases”, collectively with the Palm Coast Release, the “Releases”). PBGC will promptly execute and return the Releases to AMREP via email to Christopher Vitale at CVitale@amrepcorp.com. AMREP shall bear all responsibility for filing the Releases at its sole expense. AMREP further agrees to provide PBGC with a copy of the file-stamped, recorded Releases via email to Courtney Morgan at morgan.courtney@pbgc.gov.

4.	The form of Replacement PBGC Mortgages on the Palm Coast Property and the Other PCD Properties are attached hereto as Exhibit 3 (collectively, the “NewCo Replacement Mortgages”). AMREP shall, at its sole expense, file and record the NewCo Replacement Mortgages. AMREP shall promptly provide PBGC with copies of the file-stamped, recorded NewCo Replacement Mortgages via email to Courtney Morgan at morgan.courtney@pbgc.gov.

5.	AMREP represents and covenants to PBGC that the NewCo Replacement Mortgages will be filed with the requisite recording authorities concurrently with the filing of the Releases and any documents effectuating the transfer of ownership of the Palm Coast Property and Other PCD Properties from PCD to NewCo. AMREP’s failure to properly file the Releases and the NewCo Replacement Mortgages on the same business day shall constitute an Event of Default under Section 6.1 of the Settlement Agreement. Upon an Event of Default, PBGC may immediately take any and all actions prescribed by the Settlement Agreement, in its sole discretion.

6.	In accordance with Section 2.4 of the Settlement Agreement, the NewCo Replacement Mortgages shall constitute first lien mortgages on the Palm Coast Property and the Other PCD Properties, respectively. Failure to provide first lien priority status to any of the NewCo Replacement Mortgages, under any circumstances, constitutes an Event of Default under Section 6.1 of the Settlement Agreement. Upon an Event of Default, PBGC may immediately take any and all actions prescribed by the Settlement Agreement, in its sole discretion.

7.	For the avoidance of doubt, nothing in this Second Amendment shall affect the duties and obligations of AMREP under Paragraph 8 of the First Amendment with respect to the Brighton Property.

8.	All Original PBGC Mortgages and Replacement PBGC Mortgages, including the NewCo Replacement Mortgages (once filed and recorded), shall continue to be governed by the terms of the Settlement Agreement, as amended hereby.

IN WITNESS WHEREOF, the Parties have executed this Second Amendment, effective as of the Second Amendment Effective Date.

Accepted and Agreed:

AMREP CORPORATION		Pension Benefit Guaranty
Corporation

By:	/s/ Christopher V. Vitale	By:	/s/ Robert D. Bacon

Name:	Christopher V. Vitale	Name:	Robert D. Bacon

Title:	Executive Vice President	Title:	Deputy Director, CFRD